Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
2008 FOURTH QUARTER AND YEAR-END RESULTS

Total Contract Value Ends Year at $61.3 Million, Up 26%; Provides Strong Start to 2009

LINCOLN, Nebraska (February, 10, 2009) — National Research Corporation (NASDAQ:NRCI) today announced results for the fourth quarter and year-end 2008.

•	Quarterly revenue up 13% to $12.2 million
•	Quarterly diluted earnings per share of $0.28, up 78%
•	Quarterly net new contracts $3.0 million
•	Year-end revenue $51.0 million; net income $7.4 million
•	Year-end new contracts up 19%; subscription-based new contracts up 93%

        Commenting on the 2008 fourth quarter and year-end results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “A good fourth quarter topped off a positive year which included our focus on new product development—the Healthcare Market Guide Ticker was launched, we added new revenue runways, and populated a robust pipeline of additional new products yet to be launched. As well, The Governance Institute completed its board support membership upgrade which contributed to their strong 2008 financial performance.”

        Mr. Hays added, “Turning to 2009, I’m delighted that we are entering the year with booked contracts of more than $60 million which, if completed, suggests a 20% revenue growth in 2009 over 2008.”

        Revenue for the quarter ended December 31, 2008, was $12.2 million, compared to $10.8 million for the same quarter in 2007. Net income for the quarter ended December 31, 2008, was $1.9 million compared to $1.1 million for the fourth quarter 2007.

        Revenue for the year ended December 31, 2008, was $51.0 million, compared to $48.9 million for the same period in 2007. Net income for 2008 was $7.4 million, compared to $6.8 million for 2007. Year-end 2008 performance resulted in $1.11 per basic and $1.09 per diluted earnings per share, compared to 2007 performance of $1.00 per basic and $.98 per diluted earnings per share.

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NRCI Announces 2008 Fourth Quarter and Year End Results

February 10, 2009

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “It’s a positive achievement to have rolled out the HealthCare Market Guide Ticker product, which required deferring some high margin revenue into 2009, and still maintain our net income target of 15% of Company revenue in 2008.”

        A listen-only simulcast of National Research Corporation’s 2008 fourth quarter and year-end conference call will be available online at www.earnings.com on February 11, 2009, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces 2008 Fourth Quarter and Year End Results

February 10, 2009

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue	$12,190	$10,821	$51,013	$48,923
Operating expenses:
Direct expenses	5,766	5,057	23,611	21,801
Selling, general and administrative	2,768	3,283	12,728	13,173
Depreciation and amortization	683	661	2,685	2,583

Total operating expenses	9,217	9,001	39,024	37,557

Operating income	2,973	1,820	11,989	11,366
Other income (expense):
Interest income	9	37	42	139
Interest expense	(21)	(70)	(139)	(483)
Other, net	81	8	91	96

Total other income (expense)	69	(25)	(6)	(248)
Income before income taxes	3,042	1,795	11,983	11,118
Provision for income taxes	1,148	686	4,538	4,278

Net income	$1,894	$1,109	$7,445	$6,840

Net income per share, basic	$0.29	$0.16	$1.11	$1.00

Net income per share, diluted	$0.28	$0.16	$1.09	$0.98

Weighted average shares outstanding:
Basic	6,642	6,861	6,685	6,850
Diluted	6,782	7,034	6,832	7,011

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NRCI Announces 2008 Fourth Quarter and Year End Results

February 10, 2009

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31, 2008	Dec. 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,109	$3,355
Short-term investments	--	99
Accounts receivable, net	6,531	6,379
Income taxes recoverable	590	272
Other current assets	2,191	2,495

Total current assets	10,421	12,600
Net property and equipment	13,652	11,974
Other, net	46,575	37,295

Total Assets	$70,648	$61,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,207	$2,492
Deferred revenue	12,926	9,922
Accrued compensation	1,375	1,477
Notes payable	4,581	1,093

Total current liabilities	21,089	14,984
Non-current liabilities	10,961	4,598

Total Liabilities	32,050	19,582

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 8,019,922 in 2008 and 7,883,289 in 2007;
outstanding 6,667,517 in 2008 and 6,926,442 in 2007	8	8
Additional paid-in capital	27,217	23,508
Retained earnings	33,677	30,004
Accumulated other comprehensive income	(6)	932
Treasury stock	(22,298)	(12,165)

Total shareholders’ equity	38,598	42,287

Total liabilities and shareholders’ equity	$70,648	$61,869

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